Exhibit 10.20

China CITIC Bank Shenyang Branch

Agreement on “CITIC Financing – Collective Planning on Renminbi Financing”

Sign here upon confirmation on the information below printed by the bank:

Transaction Serial No.: 72217101880025

Name of Client: Changlong Si	No. of Client: 27099172
Type of Identity: ID Card	Identity No.: 22020319821022211X
Financing Account No.: 7221710192901038399	Profit Card No.: 4427302900070928
Debit Card No.: 4427302900070928	Principal Return Card No.: 4427302900070928
Transaction Currency: RMB
Financing Amount: 10,000,000.00	RMB: Ten Million Yuan
Name of Financing: 1# 0910118 Trust Scheme of CITIC Financing
Financing No.: P1037090118	Expected Rate of Return: 2.72%
Value Date of the Product: 2009-02-26	Maturity Date of the Product: 2010-08-25

Operator at the Sales Agent:	Reviewer:

Special statement: The amount of fund actually invested by Party A in the financing plan under this agreement subjects to the amount actually deducted from the account stated in the above printed column by Party B; this payment receipt shall not be deemed as the certificate that the client has already submitted the entrusted fund to the Bank provided that Party B has not successfully deducted the fund from the above-mentioned account; and the amount of fund recorded in the printed column is the contracted amount of money that Party A invests in the financing product under the agreement.

(The first copy shall be kept by Party B for statistics, second shall be the attachment of the summon, and the third shall be kept by Party A)

Terms of the Agreement on “CITIC Financing – Collective Planning on Renminbi Financing”

Party A:	Party B:
Name: Changlong Si	Name: China CITIC Bank Shenyang Tiexi Branch
Legal Representative:
Address: 16th Floor, Tianjin Global Zhiye Square	Address:
309 Nanjing Road, Nankai District, Tianjin, PRC	Zip Code:
Zip Code: 300073	Contact:
Tel.: 18920195871	Tel.:

Party B will Provide Party A with the service of “CITIC Financing – Collective Planning on Renminbi Financing” based on the equity principle to meet Party A’s demands on RMB financing. Both parties hereby enter into the following agreement to clarify the rights and obligations of both parties:

I. Definition

The “CITIC Financing – Collective Planning on Renminbi Financing” (hereinafter referred to as “Financing Plan”) under this agreement refers to a product where Part A engages in Party B’s collective financing plan and Party B makes a unified use of the fund on behalf of Party A. Party A authorizes Party B to apply the entrusted fund in the trust loan or other designated legal use. See detailed application or item in the product description.

Transaction date refers to the date that Party A and Party B signs the contract and Party A deposits the entrusted fund into the account Party A opens in Party B’s bank as stated in the printed column of the agreement.

Estimated profit value date of the financing product refers to the date that the calculation of the agreed profit of the financing product under the agreement is started.

Maturity date of the financing product refers to the expiration date for the calculation of the agreed benefit of the financing product under the agreement.

Principal and profit return date of the financing product refers to the date of the payment of the principal and profit of the financing product under the agreement, i.e. the receiving date of the principal and profit of the financing product under the agreement.

See the detailed descriptions of the product chosen by Party A in the Product Description (Appendix 1), including the estimated annual return rate, risk announcement, estimated profit value date and maturity date and the return date of the principal and profits. The Product Description is an integral part of this agreement and has a same legal effect with the agreement.

II. Pooling of Funds

Party A authorizes Party B to deduct the entrusted fund under the agreement on the end date of the collection (see details in the Product Description) and pool resources.

III. Representation and Warranties

Party A is equipped with complete civil capacity, handles the collective planning on renminbi financing with the money deposited by itself at Party B, guarantees to deposit enough fund at Party B for entrusting and ensures that Party A legally and fully own the fund.

Party A has carefully read the Product Description of the CITIC Collective Planning on Renminbi Financing, is fully aware of the risk of the product and is willing to apply the service of CITIC Collective Planning on Renminbi Financing to Party B.

Party A completely understands and accepts the terms of the agreement. Party B has made full explanation and interpretation the terms. Party A shall not put forward any objection to the terms currently or in the future.

IV. Fund Deduction and the Return and Distribution of the Principal and Profits

1. As authorized by Party A, Party B has the right to deduct the entrusted fund according to this agreement.

2. The current account or the card No. of Party A stated in the printed column is the designated account for the return of principal and profits under the agreement. Party B shall automatically transfer the received principal and/or profits into the account designated by Party A upon the principal and profits return date as agreed in the agreement and the expiration date of the agreement. Party A shall notify Party B in written form in advance on any change of the designated account resulted from the pledge of Party A and confirm, change or reopen the designated bank account under the agreement.

3. Party A can draw money at the original agent with this agreement, current passbook and ID certificate on the second day to the principal and profits return date of the financing product.

4. The interest of the invested fund by Party A shall be calculated based on the current account interest rate from the transaction date to the estimated products value date and corresponding interest tax shall be accrued. Party B shall transfer the received fund into the designated bank account on the maturity date of the product or agreed date.

5. Party A shall ensure the normal conditions of the designated bank account during the term of the agreement. Party A has the obligation to give reasonable explanations on the cancellation of the account or abnormal conditions for any reason and apply for the change in written form. When the fund cannot be deposited timely because of Party A, Party A shall bear any loss arising therefrom.

V. The Validation and Termination of the Agreement

1. Upon the successful pooling and fund application as agreed, this agreement comes into force with the signature and seal of Party A or its authorized signatory and the seal of Party B after the entrusted fund under the agreement has been deposited in Party A’s account at Party B. The agreement will be automatically terminated after Party B has transferred the principal and profits into the designated bank account after the agreed principal and profits return date of the product.

2. In terms of the failure or insufficiency of the fund pooling owing to the force majeure such as the national policies and wars, the agreement will be automatically terminated after party B returns the principal and the interests calculated based on current deposit interest rate from the transaction date to return date to the designated account by Party A. Party B reserves the right to prolong the period for fund offer of the product.

3. When it is provided that Party A has no right to make early redemption by the Product Description, Party A cannot redeem the fund under the agreement in advance before the maturity date excluding the deductions by competent authorities.

VI. Risk Announcement

Party B may encounter with risks including but not limited to the followings during the management, application and disposition of the entrusted fund owing to the market volatility, so the expected transaction goal including risk aversion and profits may not be realized. The consequence arising therefrom shall be assumed by the client, while the bank will not provide any security or bear any responsibility. This financing plan bears high risk, since great damages on your principal may be incurred. You shall be fully aware of the investment risks and be prudent in investment:

1. Liquidity risk: The liquidity risk reflects the cashability of the product. Since this product cannot be terminated in advance, the fund cannot be liquidated even if Party A demands.

2. Inflation risk: The inflation risk refers to the comprehensive income rate of the product lower than the inflation rate owing to the rising of the price index, leading to actual negative income rate.

3. Credit risk: The risk refers to the loss incurred by the contracting project investor (such as the contracting trust company) that breaches the contract and does not fully pay for the profits and principal of the product.

4. Interest risk: Provided that the People’s Bank significantly increase the RMB deposit interest during the term of financing, the client may lose the opportunity profits of interest rate increment, or the financing profit rate may be lower than the deposit interest in the future.

5. Principal and profit risk: The investor may suffer from the damages on the principal and profits provided that the user of the entrusted fund and guarantor cannot pay off the principal and profits/interests in full amount within agreed time.

See detailed risks of the product in the Product Description.

VII. Tax

In addition to the agreed interests for the current deposit, both parties shall take full responsibilities for the taxes of any financing product under the agreement according to laws. Party A shall be solely responsible for the personal income of the profits from the financing plan. Party B will not withhold or remit the fund before the issuance of relevant regulations.

VIII. Confidential Clauses

Both parties shall keep confidential any commercial information concerned that they come to know during the conclusion and execution of this agreement according to laws and regulations. Any disclosure by any party in accordance with laws and regulations or required by administrative authorities shall not be deemed as the violation of the duty of confidentiality.

IX. Disclaimer

1. Party B will not bear the responsibilities for any risk and losses owing to the interruption and delay of the transaction due to the force majeure such as earthquakes, fire and wars, but shall inform Party A if available and take all necessary measures to reduce the losses caused by the force majeure.

2. Party B will not bear the responsibilities on Party A that led by the change of relevant laws, regulations and policies and the issuance of emergency measures.

3. In case of any date under this agreement that is in the bank holiday of Chinese and international market, the date shall be postponed to the next working day. Party B will not assume responsibilities arising therefrom.

4. Party B will assume no responsibility for the freezing or deduction of the designated bank account by the judiciary or government.

X. Solutions to Disputes.

Any dispute under the agreement between both parties shall be solved through consultation based on the honest and trustworthy principle. In case no settlement can be reached upon consultation, a lawsuit shall be filed to the people’s court at the place of Party B.

XI. Responsibilities of Breach of Contract and Miscellaneous

Any party that breaches the agreement shall bear all direct losses on the other party arising from the breach.

XII. Supplementary Provisions

This Agreement and the Product Description constitute all agreements reached by both parties on relevant matter and replace all relevant written and oral agreements and promises before signing the agreement. Any inconsistency between this Agreement and the Product Description shall subject to the latter. Any invalidity or legal cancellation of any clause under the agreement will not affect the validity and enforceability of other clauses of the Agreement.

XIII. This Agreement is made in triplicate. The first and second copy shall be kept by Party B, while the third shall be kept by Party A, both of which have the equal legal effect. It is the only certificate for Party A on handling business and payment.

I have read and fully accepted the clauses of the Agreement and am willing to bear the investment risks of the product.

Appendix 1     Product Description of No.1 of Phase 0910118 on CITIC Financing – Entrust Planning

Important Notice

1. This Product Description and the “CITIC Financing – Collective Planning on Renminbi Financing” (hereinafter referred to as “Product Agreement”) are the integral parts of the Financing Contract.

2. This financing product is only sold to the qualified investors identified by the laws and regulations of China.

3. This is a non-financial capital preservation floating income product with no security on principal and profits, and investors shall make investment decisions based on their independent judgments. The profits may be gained by investors is subject to the acquirable profits from liquidation of the entrust planning.

4. Investors shall fully understand the characteristics of this product and bear various risks arising from the investment, including principal and profit paid-off on due date risk, liquidity risk, interest rate risk, early termination risk, delayed payment risk, and so on. Please carefully read the “Risk Announcement” part of this Product Description before making decision to invest.

5. This financing product is different from bank deposits and CITIC holds no responsibility for principal and profits. Investors shall ensure complete understandings of the characteristics and risks of the investment and the risk tolerance of themselves. If investors have any questions about the contents of this Product Description, please consult the agents of CITIC.

6. CITIC reserves the right to explain this Product Description.

I Risk Announcement

This is a high risk investment product and the principal of investor may encounter with great loss due to market volatility. Investors shall fully understand the risks and be cautious in investment. Except for the common risks announced in Product Agreement, specific risks are as follows:

1. Most unfavorable investment situation: All or part of investors’ principal and profits may be subject to loss if the borrower of the trust loan breaks its promises, credit status seriously deteriorates or goes bankruptcy.

2. Principal and profit paid-off on due date risk: This financing plan invests in single fund entrust planning, and the principal and profits will be paid off by monetary distributable trust benefits from trust loan in which the entrust planning invests. The trust benefits mainly derive from the principal and interests received when the trust loan matures, or the disposition of underlying assets in the trust loan holding period. Therefore, there are the risks that the borrower of trust loan could not pay off the principal and interests of the loan on due date, or the revenues from deposition of underlying assets is insufficient to pay off the principal and profits, which could cause entire or part loss to the investor’s principal and profits on due date. Investors shall bear the principal and profits loss risk arising therefrom, and CITIC is irresponsible for returning the principal and profits.

3. Trustee non-diligence risk: If loss of the entrusted fund incurred in the management, application and disposition of the entrusted fund by Trustee (Trust Company) in breach of the Trust Contract, the Trust Company shall compensate for the loss, and CITIC, as the Entruster of the entrust planning, shall claim the loss from the Trust Company. If the Trust Company is unable to make the compensation, the loss shall be compensated by the trust assets (financing planning).

4. Operation loss risk: If loss of the entrusted fund incurred in the management and application of the entrusted fund by Trust Company in compliance with the Trust Contract, the loss shall be compensated by the trust assets (financing planning).

5. Early termination risk: Financing Planning may be subject to early termination in case of any early termination term situation incurred. Once this financing planning terminates in advance, the factual financing period will be shorter than expected period and accordingly the expected total profits could not be realized.

6. Delayed payment risk: If the trust benefits, in monetary form and from trust loan, cannot pay off the principal and profits in full amount when this financing product matures or terminates in advance, the delayed liquidation of the financing product could be caused.

7. Liquidity risk: Investors cannot redeem the fund in advance during the financing planning period, the fund cannot be liquidated when investors demand.

8. Interest rate risk: Provided that the People’s Bank adjusts the RMB six-month deposit interest rate, the annual rate of return of this product will change accordingly.

9. Policy risk: This financing product is designed as per current related laws and regulations, and it could be subject to great loss if the macropolicy and market regulations change.

10. Information transfer risk: Investors shall pay attention to the disclosure of product information according to the method of disclosure addressed in this Product Description, and inquire and acquire related information. Investors shall bear the responsibility if investors do not check the information in time, or not be able to access to the information owing to communication disrupt, system breakdown and other majeure force.

11.	Majeure force risk.

II Product Investment Scope

1. This product is promoted by the investment management team consists of CITIC and Xi’an International Trust Co., Ltd. (Xi’an Trust).

2. During the planning period, entrusted fund is delivered to Xi’an Trust, and Qinyang Qin’ao Aluminum Co., Ltd. has the trust loan, and Henan Shenhuo Coal Electricity limited assumes the joint and several liabilities. The loan is used to replenish the daily liquid capital and is at floating interest rate.

Qinyang Qin’ao Aluminum Co., Ltd. was established in December 2001 and mainly engaged in the operation of Aluminum ingot and its deep processing products for remelting use. It is located in Qinbei Industrial Area, Qinyang City, Henan Province, covers an area of 600 acres, with more than 800 employees.

Henan Shenhuo Coal Electricity limited was sponsored by 5 shareholders and Henan Shenhuo Group is one of them, and registered in Henan Administration Bureau for Industry and Commerce on August 31, 1998, specialized in the coal selection and processing, and thermal power generation and other business. It listed A shares on Shenzhen Stock Exchange in August 1999.

3. Change of Investment Scope

The above investment scope may change as per the changes of the country’s laws and regulations and supervision policies, or CITIC will change the scope based on due diligence and in the interest of investors. If any changes to scope, the product administrator shall make announcement through the website of CITIC (http://bank.ecitic.com/), agents or other channels.

III Product Fundamental Elements

Product Name	No.1 of Phase 0910118 on CITIC Financing – Entrust Planning

Product Type	Fixed Income, Closed-end

CITIC Financing Product Risk Rating	Medium Risk (Orange), suitable for robust, aggressive, radical investors. This risk rating is by CITIC itself and is for reference only. CITIC does not guarantee the accurateness of the current risk rating.

Currency and Subscription Starting Point	This product investment and profits are in RMB; initial subscription amount shall be no less than RMB50,000 and increments in integral multiples of RMB10,000.

Financing Code	P1037090118 (Subscription amount equals to or above RMB5,000,000) estimated rate of return 2.72%

Collection Period	From February 10, 2009 to February 25, 2009 (Subscription fund is bearing interests at current deposit interest rate, excluded from the subscription fund)

Profit Value Date	February 26,2009 (If CITIC adjusts the Collection Period, the profit value date will be postponed to the next working day after the end of the Collection Period)

Due date	August 25, 2010 ( calculation of profits ends till the day before the due date, factual product period is subject to the Early Termination Term)

Nominal Period	18 months (factual product period is subject to the Early Termination Term)

Liquidation period	From Due date (or factual termination date of financing planning) to the day financing fund is returned to investor’s account; no interests was calculated during this period.

Return of Principal and Profits

1. Redemption is unallowed during the product period; Principal and profits will be returned at one time according to the actual situation 3 working days after the due date, and the receiving date is on or before August 26, 2010. If any date is Chinese holiday (including weekends), it will be postponed to next working day.

2. If Collection period changes (advanced or delayed), the value date changes or liquidation period meets Chinese holiday, the due date and receiving date will be adjusted accordingly, and the information of adjustment will be announced on the website of CITIC.

Basic Information of Trustee	Trustee: Xi’an International Trust Co., Ltd.; Registration place: Floor 15, New Times Square, No. 55, Bei Street, Xi’an City; Postal Code: 710001; Legal Representative: Gao Chengcheng

Planed Collection Amount	RMB100,000,000. CITIC reserves the right to adjust the product size according to actual needs and the final product size is subject to the fund collected (if the fund raised in the collection period does not reach up to the planed collection amount, CITIC owns the right to terminate the collection plan in advance, and return principal to investor’s financing account within 3 working days after the announcement of termination, and at the same time reserves the right to prolong the collection period; if the fund raised reaches up to the planed collection amount in advance, CITIC owns the right to terminate the collection in advance and forms product and effects the value date in advance. CITIC will inform investors through website (http://bank.ecitic.com/), its agents or other channels.)

Subscription Channels	Investors can subscribe this product through CITIC agents.

Profits Calculation Parties	CITIC, Xi’an Trust

Pledge Term	None. Pledge is unacceptable.

Tax	The profits tax shall be undertaken by investors, CITIC and Xi’an Trust will not withhold or remit the tax.

Subscription Fees

1. This product charges no subscription fees.

2. This product charges fixed administration fees 0.18% per year, including sales channels fees, keeping expenses, trust remunerations, and so on.

3. After deducting related tax and fixed administration fees from the annual rate of return of the entrust planning, the part beyond the expected highest annual rate of return will be deemed as floating administration fees.

Method of Information Disclosure

1. Principal and interests will be returned at one time upon the due date, and profits will be paid within 3 working days according to actual situation. CITIC will disclose related information on its website or through agents or other channels within 3 working days after the due date.

2. If CITIC and Trustee decide to terminate in advance, announcement will be made within 2 working days after the termination on its website, through its agents or other channels.

3. If this financing planning requires delayed liquidation, announcement will be made within 1 working day after the termination on its website, through its agents or other channels.

4. During this financing planning period, CITIC possesses the right to replenish, explain and modify the terms of the Product Description through making disclosures on website, text message, telephone or other channels. CITIC’s website is the formal channel of making disclosures, other channels are auxiliary methods. Investors shall access to its website and other channels to acquire related financing planning information.

CITIC Financing Product Risk Rating

Product Risk Rating	Risk Grade Investors suitable

Green	Low risk Conservative

Yellow	Lower than Medium Risk Conservative

Orange	Medium Risk Robust

Red	Higher than Medium Risk Aggressive

Black	High Risk Radical

IV Estimates and Description of Product’s Rate of Return Product

1. Subscription Amount ranges from RMB50,000 (including RMB50,000) to RMB200,000 (excluding RMB200,000)

(1) The product’s highest annual rate of return after taxes may reach 2.42% if financial policies, credit policies and People’s Bank six-month loan interest rate don’t change, and the borrower of the trust loan pays off the principal and interests as per agreed time and method, or creditor’s right is transferred normally.

(2) The product’s annual rate of return after taxes may lower than 2.42% if financial policies or credit policies has adjustments, or People’s Bank six-month loan interest rate decreases, or the borrower of the trust loan does not pay off the principal, interests and punitive interests if any as per agreed time and method (including but not limited to early payment or delayed payment), or creditor’s right is not transferred normally.

(3) All or part of the principal and profits may be subject to loss if the credit rating of the borrower of the trust loan seriously deteriorates or it goes bankruptcy.

2. Subscription Amount ranges from RMB200,000 (including RMB200,000) to RMB5,000,000 (excluding RMB5,000,000)

(1) The product’s highest annual rate of return after taxes may reach 2.52% if financial policies, credit policies and People’s Bank six-month loan interest rate don’t change, and the borrower of the trust loan pays off the principal and interests as per agreed time and method, or creditor’s right is transferred normally.

(2) The product’s annual rate of return after taxes may lower than 2.52% if financial policies or credit policies has adjustments, or People’s Bank six-month loan interest rate decreases, or the borrower of the trust loan does not pay off the principal, interests and punitive interests if any as per agreed time and method (including but not limited to early payment or delayed payment), or creditor’s right is not transferred normally.

(3) All or part of the principal and profits may be subject to loss if the credit rating of the borrower of the trust loan seriously deteriorates or it goes bankruptcy.

3. Subscription Amount equals to or above RMB5,000,000

(1) The product’s highest annual rate of return after taxes may reach 2.72% if financial policies, credit policies and People’s Bank six-month loan interest rate don’t change, and the borrower of the trust loan pays off the principal and interests as per agreed time and method, or creditor’s right is transferred normally.

(2) The product’s annual rate of return after taxes may lower than 2.72% if financial policies or credit policies has adjustments, or People’s Bank six-month loan interest rate decreases, or the borrower of the trust loan does not pay off the principal, interests and punitive interests if any as per agreed time and method (including but not limited to early payment or delayed payment), or creditor’s right is not transferred normally.

(3) All or part of the principal and profits may be subject to loss if the credit rating of the borrower of the trust loan seriously deteriorates or it goes bankruptcy.

4. Estimated Product Rate of Return=Principal ×Estimated Product Annual Rate of Return ×Actual Product Period/365

Note: Estimated Product Annual Rate of Return means the part after deducting related tax rate, fixed administration fee and floating administration fees from annual rate of return of the entrust planning, and is subject to the acquirable profits rate from liquidation of the entrust planning.

5. The product’s annual rate of return will change according to the adjustments of People’s Bank six-month loan interest rate. The financing product’s estimated annual rate of return before the adjustment of interest rate is determined as per the Estimates and Description of Product’s Rate of Return in the Product Description. The profits is calculated on multi-stage basis. The adjusting formula is listed as follows:

The estimated annual rate of return after the adjustment of interest rate=The financing product’s estimated annual rate of return before the adjustment of interest rate ×(People’s Bank six-month loan interest rate after the adjustment of interest rate/ People’s Bank six-month loan interest rate before the adjustment of interest rate ), the result will be rounded to four decimal places.

The financing product’s estimated profits =principal ×The financing product’s estimated annual rate of return before the adjustment of interest rate ×days of accrued interest before the adjustment of interest rate/365 +principal ×The financing product’s estimated annual rate of return after the adjustment of interest rate ×days of accrued interest after the adjustment of interest rate/365

V Early Termination of the Product

1. CITIC possesses the right to early terminate part of or entire the product if financial policies, credit policies, or credit market has major adjustments, which has affected the normal operation of the product. CITIC may also required by regulatory departments to early terminate the part of or entire the product.

2. CITIC possesses the right to early terminate the product if the financing planning is partly of entirely early terminated because of the early termination of the part of or entire entrust planning.

3. CITIC possesses the right to early terminate part of or entire the product if the borrower of the trust loan pays off in advance.

4. If the Trustee and CITIC partly or entirely early terminate the trust and financing planning, Trustee shall pay CITIC the payable trust profits and principal within 3 working days after the actual date of termination. CITIC shall transfer the payable principal and profits to investor’s designated bank account within 3 working days after receiving the trust profits and principal. If the product is partly early terminated, related liquidation will be announced otherwise. If the product is entirely terminated, the due date will be adjusted to the date of early termination.

5. Investors reserve no right of early termination.

VI Delayed Liquidation of the Product

If the entrust planning’s cash assets is insufficient to pay off the principal an profits when the financing period ends, the Trustee shall pay beneficiary the trust profits after deducting trust charges from cash assets; Trustee shall liquidate non-cash assets and pay beneficiary the trust profits after deducting trust charges from non-cash assets, under such circumstances, Trustee could reasonably prolong trust period and financing planning period will accordingly be prolonged to the actual date of termination of the trust.

VII Disclaimer

1. The estimates of product’s annual rate of return is determined based on CITIC’s history data and investment experiences, and will only be used for reference, but not as any promises of profits. The final profits may be gained by investors shall be subject to the acquirable benefits from liquidation of entrust planning.

2. The risks of this product contains principal and profit paid-off on due date risk, interest rate risk, liquidity risk, early termination risk, delayed payment risk, and so on, which could result in the loss of the entire or part of the principal and profits. The loss of principal and profits arising therefrom shall be beared by investors themselves and CITIC holds no responsibility to return the principal and profits.

3. CITIC will act based on due diligence principle.